Exhibit 12.1

                         ARIZONA PUBLIC SERVICE COMPANY
                   COMPUTATION OF EARNINGS TO FIXED CHARGES(a)
                             (THOUSANDS OF DOLLARS)


                                                      Six Months
                                                        Ended                          Twelve Months Ended
                                                       June 30,                            December 31,
                                                      ---------   -------------------------------------------------------------
                                                         2001        2000         1999        1998         1997         1996
                                                      ---------   ---------    ---------    ---------    ---------    ---------
Earnings:
 Income from continuing operations .................  $ 134,245   $ 306,594    $ 268,322    $ 255,247    $ 251,493    $ 243,471
 Income taxes ......................................     88,193     195,665      133,015      133,452      129,986      103,729
 Fixed Charges .....................................     84,880     179,381      179,088      183,398      189,600      197,991
                                                      ---------   ---------    ---------    ---------    ---------    ---------
       Total .......................................    307,318     681,640      580,425      572,097      571,079      545,191
                                                      =========   =========    =========    =========    =========    =========
Fixed Charges:
 Interest charges ..................................     66,296     141,886      140,948      144,695      150,335      158,287
 Amortization of debt discount .....................      1,335       2,105        2,084        2,410        2,336        2,312
 Estimated interest portion of annual rents.........     17,249      35,390       36,056       36,293       36,929       37,392
                                                      ---------   ---------    ---------    ---------    ---------    ---------
       Total fixed charges .........................     84,880     179,381      179,088      183,398      189,600      197,991
                                                      =========   =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges (rounded down) ..       3.62        3.79         3.24         3.11         3.01         2.75
                                                      =========   =========    =========    =========    =========    =========
Income Taxes:
 Charged to operations .............................     86,408     199,977      165,629      166,290      161,486      149,368
 Charged to other accounts .........................      1,785      (4,312)     (32,614)     (32,838)     (31,500)     (45,639)
                                                      ---------   ---------    ---------    ---------    ---------    ---------
       Total .......................................     88,193     195,665      133,015      133,452      129,986      103,729
                                                      =========   =========    =========    =========    =========    =========

Estimated interest payment on Unit 2 S/L............  $  16,186   $  33,411    $  33,878    $  34,315    $  34,720    $  35,083
                                                      =========   =========    =========    =========    =========    =========

(a) We have reclassified certain prior year amounts to conform to the current year presentation.